UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2008

Curtiss-Wright Corporation

(Exact Name of Registrant as Specified in its Charter)

DE	1-134	13-0612970
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 597-4752

1200 Wall Street West, Lyndhurst, New Jersey (Former name or former address, if changed from last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2008, the Board of Directors for Curtiss-Wright Corporation (NYSE: CW) elected Admiral (Ret.) John B. Nathman to its Board of Directors to serve until his successor is elected and qualified. Admiral Nathman will stand for reelection at the Company’s 2008 Annual Meeting of Shareholders. During his thirty-seven year career with the U.S. Navy, Admiral Nathman held a variety of positions in naval air and sea-based operations, finishing his service as Commander, U.S. Fleet Forces Command.

After graduating from the U.S. Naval Academy, Admiral Nathman became a naval aviator, ultimately serving as an instructor at the Navy Fighter Weapons School. In 1971, Admiral Nathman earned a Master of Science degree in Aerospace Systems Engineering from the University of West Florida. He attained Flag rank in 1994 and served in a number of command positions, including with the Nimitz Carrier Strike Group, Naval Air Forces, and U.S. Fleet Forces. Admiral Nathman also served as the Vice Chief of Naval Operations. The nation recognized his exceptional service by bestowing many awards upon him, including the Navy Distinguished Service Medal (four awards), Defense Superior Service Medal, Legion of Merit (four awards), Bronze Star with Combat V, Defense Meritorious Service Medal and the Navy Commendation Medal with Combat V (two awards).

There are no transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which the Company is to be a party, in which the amount involved exceeds $60,000, and in which Admiral Nathman had, or will have, a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curtiss-Wright Corporation (Registrant)

Date: February 11, 2008	By:	/s/ Glenn E. Tynan
Vice President and CFO